Exhibit 10.21g

KEY MANAGER
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE FMC CORPORATION 2023
INCENTIVE STOCK PLAN

THIS KEY MANAGER RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between FMC Corporation (the “Company”) and [Participant Name] (the “Participant”).
WHEREAS, the Company maintains the FMC Corporation 2023 Incentive Stock Plan (the “Plan”); and
WHEREAS, Section 8 of the Plan authorizes the grant of Restricted Stock Unit Awards; and
WHEREAS, as an inducement to remain in the service with the Company or its Affiliates and as an incentive for increased efforts during such service, the Compensation and Human Capital Committee of the Company’s Board of Directors (or its duly authorized delegate) has approved this grant of restricted stock units to the Participant on the terms described below, effective [Grant Date] (the “Grant Date”).
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Restricted Stock Units.
(a)Pursuant to the Plan and as of the Grant Date, the Company hereby awards to the Participant [Quantity Granted] restricted stock units on the terms and conditions set forth herein (the “Units”). The terms of the Plan, as it may be amended and continued, are incorporated herein by this reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan. To the extent there is a conflict between the Plan and this Agreement, the Plan will prevail.
(b)Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one share of Common Stock (each a “Share”) at a specified time. The Units will become vested, and Shares will be issued in respect of vested Units, as set forth in this Agreement.
2.Vesting.
(a)Subject to the Participant’s continued employment by the Company or any of its Affiliates through the applicable date or event, 100% of the Units shall become vested on:
(i)the fourth anniversary of the date of grant (the “Specified Date”); or
(ii)if sooner, upon:
(A)the date of the Participant’s death;
(B)the date of the Participant’s Disability; or
(C)the cessation of the Participant’s employment with the Company and its Affiliates within two years following a Change in Control due to either a termination by the Company or an Affiliate without Cause or a resignation by the Participant with Good Reason (as defined in Section 18).

(b)In addition, if prior to the date the Units otherwise vest the Participant’s employment is terminated by the Company without Cause other than within two years following a Change in Control, a pro-rata portion of the Units (based on the number of days the Participant was employed by the Company or any of its Affiliates from and after the Grant Date and prior to the Specified Date, relative to the total number of days in the period beginning on the Grant Date and ending on the Specified Date) shall become vested on the effective date of such termination of employment.
(c)Upon a cessation of the Participant’s employment with the Company or any of its Affiliates, any Unit that has not become vested on or prior to the effective date of such cessation will then be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.
(d)The application of Sections 2(a)(ii)(C) and 2(b) is in each case conditioned on (i) the Participant’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in a form prescribed by the Company, and (ii) such release becoming irrevocable within 60 days following the cessation of the Participant’s employment or such shorter period specified by the Company. For avoidance of doubt, if this release requirement is not timely satisfied, the Units will be forfeited as of the effective date of the cessation of the Participant’s employment and the Participant will have no further rights with respect thereto.
3.Timing of Issuance. As soon as practicable (and in any case within 2½ months) following the date Units become vested hereunder, and subject to the satisfaction of applicable tax withholding requirements, Shares will be issued in respect of those vested Units. However, if the Units vest as a result of the application of Section 2(a)(ii)(C) or 2(b) and the period for the required release to become irrevocable under Section 2(d)(ii) spans two calendar years, Shares will not be issued prior to the start of that second calendar year. Fractional Shares will be rounded up to the next whole Share.
4.Non-Transferability. Neither the Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company.
5.Stockholder Rights.
(a)The Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.
(b)The foregoing notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to its Common Stock while Units are outstanding hereunder, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had the Participant been the record holder of a number of Shares equal to the number of Units outstanding hereunder (whether or not vested) on the record date of such dividend or distribution. Such special cash payment will be paid at the same time as the related dividend or distribution and will be subject to withholding for applicable taxes.
6.No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets. The Award under this Agreement shall be subject to substitution or adjustment in accordance with Section 12 of the Plan.

7.Company Policies. The Participant acknowledges that the Award under this Agreement is subject to the clawback provisions set forth in Section 20 of the Plan. In addition, the Participant agrees, in consideration for the grant of the Award under this Agreement, to be subject to any additional policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Participant understands that the Participant is hereby bound by each such policy in its entirety, and that such policies are not limited in their application to the Award under this Agreement or equity or cash received in connection with the Award under this Agreement.
8.Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment at any time for any reason, with or without cause.
9.Tax Treatment and Withholding.
(a)The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
(b)It is a condition to the Company’s obligation to issue Shares hereunder that the Participant pay to the Company such amount as may be required to satisfy all tax withholding obligations arising in connection with the Award under this Agreement (or otherwise make arrangements acceptable to the Company for the satisfaction of such tax withholding obligations). If the required withholding amount required is not timely paid or satisfied, the Participant’s right to receive such Shares will be permanently forfeited. The Company, in its discretion, may withhold Shares otherwise issuable hereunder in satisfaction of the amount required to be withheld in connection with the Award under this Agreement (based on the Fair Market Value of such Shares on the date of such withholding).
10.Notices.
(a)Any notice required to be given or delivered to the Company under the terms of this Agreement will be addressed to it in care of its Secretary, FMC Corporation, 2929 Walnut Street, Philadelphia, PA 19104, and any notice to the Participant (or other person entitled to receive the Units) will be addressed to such person at the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Except as otherwise provided below in Section 10(b), any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.
(b)The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to the Award under this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

11.Beneficiaries. In the event of the death of the Participant, the issuance of Shares under Section 3 shall be made in accordance with the Participant’s written beneficiary designation on file with the Company or its representative and/or agent (if such a designation has been duly filed with the Company or its representative and/or agent, in the form prescribed by the Company and in accordance with the notice provisions of Section 10(a)). In the absence of any such beneficiary designation, the delivery of Shares under Section 3 will be made to the person or persons to whom the Participant’s rights shall pass by will or by the applicable laws of intestacy. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
12.Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) the Participant has read the Plan, (c) all Units are subject to the Plan, (d) in the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern, and (e) pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement. The Participant has received, and therefore has full knowledge of and understands, the terms and conditions of this Agreement. The Participant consents to having received these documents in English.
13.Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto.
14.Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts-of-laws.
15.Privacy.
(a)By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company for purposes of implementing, performing or administering the Plan or any related benefit. The Participant expressly gives the Participant’s consent to the Company to process such personal data.
(b)The Participant understands that the Participant’s local employer holds, by means of an automated data file, certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”).
(c)The Participant further understands that part or all of the Participant’s Data may be also held by the Company and/or its subsidiaries, pursuant to a transfer made in the past with the Participant’s consent, in respect of any previous grant of options or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.
(d)The Participant further understands that the Participant’s local employer will transfer Data to the Company and/or its subsidiaries among themselves as necessary for the purposes of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and /or its subsidiary may transfer Data among themselves and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (“Data Recipients”).

(e)The Participant understands that the Company and/or its subsidiaries, as well as the Data Recipients, are or may be located in the Participant’s country of residence or elsewhere, such as the United States. The Participant authorizes the Company and/or its subsidiaries, as well as Data Recipients, to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf, to a broker or third party with whom the shares acquired on exercise may be deposited.
(f)The Participant understands that the Participant may show the Participant’s opposition to the processing and transfer of the Participant’s Data, and may, at any time, review the Data, required that any necessary amendments be made to it, or withdraw the Participant’s consent herein in writing by contacting the Company. The Participant further understands that withdrawing consent may affect the Participant’s ability to participate in the Plan.
16.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
17.Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
18.Good Reason. For purposes of this Agreement, “Good Reason” will have the meaning defined in the Participant’s Individual Agreement, if any. If no Individual Agreement exists, “Good Reason” will mean the occurrence of any one or more of the following:
(a)The assignment to the Participant of duties materially inconsistent with the Participant’s authorities, duties, responsibilities or position, or a material adverse change in the Participant’s authorities, duties, responsibilities, position or reporting requirements;
(b)The Company’s relocation of the Participant’s principal worksite by more than (50) miles, excepting travel substantially consistent with the Participant’s business obligations; or
(c)A material reduction in the Participant’s base salary.
provided that any such event will constitute Good Reason only if the Participant notifies the Company in writing of such event within 90 days following the initial occurrence thereof, the Company fails to cure such event within 30 days after receipt from the Participant of written notice thereof, and the Participant resigns the Participant’s employment within 180 days following the initial occurrence of such event.
19.Local Law. The Participant is responsible for complying with the terms of applicable local law, which may, among other requirements, require the Participant to notify the proper governmental authorities of the Award under this Agreement, notify the governmental authorities prior to vesting, comply with regulations for obtaining and remitting U.S. Dollars abroad in connection with transactions involving the Award under this Agreement, reporting transactions in excess of specified amounts, reporting the repatriation of foreign shares, selling the shares abroad, and selling the shares in the event of termination of employment and repatriating the proceeds. The Company’s obligation to issue Shares upon vesting of the Units will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
20.Discretionary Nature. By signing a copy of this Agreement and returning it to the Company, the Participant acknowledges that:

(a)The Company (and not the Participant’s local employer) is granting the Participant’s Award. Furthermore, this Agreement is not derived from any pre-existing labor relationship between the Participant and the Company, but rather from a mercantile relationship.
(b)The Company will administer the Plan from outside the Participant’s country of residence, and that U.S. law will govern all Awards granted under the Plan.
(c)That benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.
(d)The benefits and rights provided under the Plan are not to be considered part of the Participant’s salary or compensation under Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. The Participant waives any and all rights to compensation or damages as a result of the termination of employment with the Participant’s local employer for any reason whatsoever insofar as those rights result or may result from the loss or diminution in value of such rights under the Plan or the Participant ceasing to have any rights under, or ceasing to be entitled to any rights under the Plan as a result of such termination.
(e)The grant of any Units under this Agreement, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Units nor any future grant of an Award by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension or termination shall adversely affect the Participant’s rights hereunder.
(f)The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment. The Company shall not incur any liability of any kind to the Participant as a result of any change or amendment, or any cancellation, of the Plan at any time.
(g)Participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

FMC CORPORATION
By: ______________________________________
Title: _____________________________________
Date: _____________________________________

PARTICIPANT
Signature: ________________________________
Date: ____________________________________